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Comments by Ellen Kullman to Investors in Response to April 29 Glass Lewis Recommendation

DuPont takes strong exception to the report Glass Lewis issued yesterday — and I want to outline the reasons why.

But first let me address head-on:

Why have we decided not to add Nelson Peltz to our board?  For nearly two years, Nelson Peltz has sought Board representation for one reason only: to advance his firm’s high-risk, value destructive agenda to break up and add excessive debt to DuPont. We firmly believe this would result in a less competitive company with weaker prospects for value creation. The fact remains that Nelson Peltz and Trian’s nominees do not meet the standards required for participation on the Board of a global science and technology company of our scale, and would not be additive.  Far from the “constructivist” he claims to be, Nelson Peltz would not accept any settlement that did not involve him personally joining the Board. He has only delivered ultimatums, while we have focused on delivering results.  Your Board, our management team and I have been active agents of change. We have two new directors who have also delivered enormous value for their shareholders. You can count on us to continue to deliver superior value for you and your fellow shareholders.

Importantly, the Glass Lewis report recognizes that DuPont has delivered strong performance, has a diverse, capable board and has the right vision. Glass Lewis also rejects Trian’s breakup plan, which has been Trian’s agenda ever since they made their investment. Nevertheless, they concluded that Nelson Peltz would be additive to the Board, and ignore the fact that Trian’s only foray into this sector, at Chemtura, resulted in bankruptcy under their board leadership.  With specific reference to the report, we note in summary the points Glass Lewis puts forward in support of adding Mr. Peltz to the DuPont Board, but with the essential facts in each case:

1.              “Best-in-Class” Financial Performance

a.              The actions the Board has taken to transform DuPont are producing results, which are clearly visible in the 6% segment sales growth(1) and 19% adjusted operating EPS(2) compounded annual growth rate of our ongoing, post-spin business giving us strong confidence in the momentum of the next generation DuPont

b.              We are outperforming financially on all fronts and do not need Nelson Peltz

c.               Nelson Peltz has had no success in the sector. The one relevant company Trian has experience with was driven into bankruptcy during their tenure; Trian has no science expertise to contribute to a company that is fundamentally grounded in scientific and technological innovation

2.              Regular Strategic Review of Optimal Corporate Structure

a.              We regularly review our strategy and are executing a bold multi-year strategic transformation that the market has recognized. In fact, Glass Lewis itself finds our strategic vision compelling

b.              We also brought in Ed Breen and Jim Gallogly who have a history of successfully evaluating companies, and doing what is necessary to get the most value for their shareholders

c.               Their addition enhances this Board’s strong orientation toward value-creating change, and moving forward we will continue to look to determine what further changes will enhance value.

d.              We believe Trian’s plan to break up and add excessive debt to DuPont has generally been rejected by the market and has been deemed high risk by credit agencies

e.               Following a comprehensive review of Trian’s break-up plan by two independent financial advisors, the Board unanimously rejected the proposal

(1)  Segment sales include transfers and exclude Performance Coatings, Performance Chemicals and Other; Compounded Annual Growth Rate (CAGR) is calculated from 12/31/08 — 12/31/14.

(2)  Adjusted operating EPS compound annual growth rate is calculated from 12/31/08 — 12/31/14 and is defined as diluted earnings per share from continuing operations excluding non-operating pension/OPEB costs, significant items, Performance Chemicals and Pharma. As required under U.S. GAAP, EPS from continuing operations excludes Performance Coatings for all periods presented. Reconciliations of non-GAAP measures to GAAP are included at the end of this document.

3.              Appropriate Cost Cutting Initiatives Undertaken and Achieved

a.              We have a track record of cutting costs, as demonstrated by $2 billion of cost cuts prior to undertaking our Fresh Start initiative. We expect annual run-rate savings of $1 billion by the end of 2015, and $1.3 billion by the end of 2017

b.              Productivity is a way of life for me and my staff; the Board is very focused on this as well and we are continually evaluating places to further cut costs

c.               Our current SG&A costs are competitive and we are focused on their continued improvement

d.              Through our productivity and the quality of our innovation, we have driven robust margin improvement and have increased segment-adjusted operating margins by 740 basis points(3)

e.               DuPont does not even have $4 billion in total corporate costs (total global functional costs, including corporate costs, were approximately $2.8 billion in 2014)

4.              Disciplined Capital Allocation Strategy

a.              DuPont has already returned $14 billion(4) to shareholders and will continue to do so

b.              Trian’s leverage plan has been cited by Moody’s as “credit negative” that would cause greater volatility in earnings and cash flows

5.              Information Advantage

a.              We provide our board with materials and in-depth analyses on all topics; the Board has plenty of time to digest the materials and has collectively delivered, these are all professionals who ensure they are well prepared

b.              The Lead Independent director sets the agenda and the information is compiled from that agenda to fully inform the board to act on that agenda. The Board has the ability to hire advisors and does so on a regular basis

c.               A group of analysts beholden to one Board member is an inappropriate governance structure

d.              We have proactively retained outside advisors and when we do, they report to the entire board, independent of management. That’s the right way to deploy advisors

6.              Ownership Mentality Achieved Through Transparency and Accountability

a.              We all have an ownership mentality.  I have the vast majority of my net worth tied up in this company, and am fully committed to DuPont and driving value.  The Board similarly strives to maximize shareholder value as evidenced by the TSR each has delivered in his or her own right

b.              We all put our shareholders front and center and strive to constantly drive and grow shareholder value.

In closing, my mandate when I was made CEO was to effect change, setting clear strategic priorities that have delivered for you during the course of my team’s tenure. Through this transformation we have greatly improved our financial metrics and returned capital while still investing in a disciplined fashion in areas that advance our strategy and grow future value. . The market has also recognized this. DuPont’s stock price was on an upward trajectory before Trian even entered the stock due to the successful execution of DuPont’s transformation and the

(3)   Segment adjusted operating margin is based on total segment sales and segment adjusted operating earnings, excluding Performance Chemicals and Pharma/Other. Segment adjusted operating earnings are calculated using segment pre-tax operating income excluding significant items; calculations include certain corporate expenses and exclude adjusted operating earnings of Performance Chemicals and Pharma/Other. Calculation is from 12/31/08 (9.5%) vs. 12/31/14 (16.9%). Reconciliations of non-GAAP measures to GAAP are also included at the end of this document.

(4)  Represents cumulative share repurchases and dividends paid. Calculated from 12/31/08 — 12/31/14.

performance of our ongoing business. Our ongoing, post-spin business has delivered 6% segment sales growth(5) and 19% adjusted operating EPS compounded annual growth rate.(6) Our Board and management team are agents of change, as evidenced by the recent additions of world renowned directors Ed Breen and Jim Gallogly. The advisory services have told you that DuPont is not broken, and our strategic vision is compelling.

I thank you for your support.

USE OF NON-GAAP MEASURES:

This letter to shareholders contains certain non-GAAP measurements that management believes are meaningful to investors because they provide insight with respect to operating results of the company and additional metrics for use in comparison to competitors. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K. These reports, along with reconciliations of non-GAAP measures to GAAP are available on the Investor Center of www.dupont.com under Key Financials & Filings. Reconciliations of non-GAAP measures to GAAP are provided below.

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

	Year	Year
	2014	2008
RECONCILIATION OF ADJUSTED OPERATING EPS

EPS from continuing operations (GAAP)	3.90	2.28

Add: Significant Items	0.01	0.42
Add: Non-Operating Pension & OPEB Costs / (Credits)	0.10	(0.28)
Operating EPS (Non-GAAP)	4.01	2.42

Less: Performance Chemicals (a),(b)	0.82	0.59
Less: Pharma (c)	0.02	0.73
Adjusted Operating EPS (excluding Performance Chemicals, Pharma) (Non-GAAP)	3.17	1.10

(a) Prior periods reflect the reclassifications of Viton® fluoroelastomers from Performance Materials to Performance Chemicals.

(b) Performance Chemicals operating earnings assumes a base income tax rate from continuing operations of 19.2% and 20.4% for 2014 and 2008, respectively.

(c) Pharma operating earnings assumes a 35% tax rate.

(5)  Segment sales include transfers and exclude Performance Coatings, Performance Chemicals and Other; Compounded Annual Growth Rate (CAGR) is calculated from 12/31/08 — 12/31/14.

(6)  Adjusted operating EPS compound annual growth rate is calculated from 12/31/08 — 12/31/14 and is defined as diluted earnings per share from continuing operations excluding non-operating pension/OPEB costs, significant items, Performance Chemicals and Pharma. As required under U.S. GAAP, EPS from continuing operations excludes Performance Coatings for all periods presented. Reconciliations of non-GAAP measures to GAAP are included at the end of this document.

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(dollars in millions)

	Year	Year
	2014	2008
SEGMENT SALES

Total Segment Sales (a)	35,011	26,499
Less: Performance Chemicals (b)	6,497	6,245
Less: Other	5	160
Total Segment Sales (excluding Performance Chemicals and Other)	28,509	20,094

SEGMENT ADJUSTED OPERATING EARNINGS

Segment Pre-tax Operating Income (PTOI) (GAAP) (c)	6,356	3,373
Less: Performance Chemicals PTOI (b)	913	619
Less: Other/Pharma PTOI	(391)	839
Less: Corporate Expenses (d)	572	479
Add: Significant Items (e)	(444)	466
Segment Adjusted Operating Earnings (excluding Performance Chemicals and Other/Pharma) (f) (Non-GAAP)	4,818	1,902

(a) Segment sales includes transfers.

(b) Prior periods reflect the reclassifications of Viton® fluoroelastomers from Performance Materials to Performance Chemicals.

(c) Segment PTOI is defined as income (loss) from continuing operations before income taxes excluding non-operating pension and other postretirement employee benefit costs, exchange gains (losses), corporate expenses and interest.

(d) Represents total corporate expenses excluding significant items, an estimate of DuPont Performance Coatings residual costs and an estimate for an amount that would be allocated to Performance Chemicals.

(e) Represents significant items included in Segment PTOI, excluding those related to Performance Chemicals and Other/Pharma.

(f) Segment adjusted operating margin (non-GAAP) is based on total segment sales and segment adjusted operating earnings, excluding Performance Chemicals and Other/Pharma.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses and successful completion of the proposed spinoff of the Performance Chemicals segment including ability to fully realize the expected benefits of the proposed spinoff. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DuPont has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting. DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s definitive proxy statement, filed with the SEC on March 23, 2015, for its 2015 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.